EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 26, 2011, with respect to the financial statements of Greenway Medical Technologies, Inc. contained in the Registration Statement and Prospectus of Form S-1 (File No. 333-175619) filed on January 27, 2012, which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Registration Statement on Form S-1.

/s/ GRANT THORNTON LLP
Atlanta, Georgia
March 15, 2012